Exhibit 99.1

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Ed Loyd (Media Relations)	July 20, 2020
Edgar.Loyd@53.com | 513-534-NEWS
Chris Doll (Investor Relations)
Christopher.Doll@53.com | 513-534-2345

Fifth Third Appoints Linda W. Clement-Holmes to Board of Directors

Retired CIO from P&G Adds Strength in Technology, Inclusion

CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today announced the appointment of Linda W. Clement-Holmes as an independent director of Fifth Third Bancorp, effective immediately.

“We are delighted to welcome Linda Clement-Holmes to our Board,” said Greg D. Carmichael, chairman, president and chief executive officer of Fifth Third Bancorp. “As the former chief information officer for The Procter & Gamble Company, one of the world’s leading and most innovative consumer products companies, Linda is uniquely positioned to help us advance in the rapidly evolving technological landscape and embrace the opportunities for consumer-oriented financial services. We also welcome her leadership in diversity and inclusion, which will enhance Board oversight of this important area.”

Clement-Holmes retired from Procter & Gamble in 2018 after a 35-year career that culminated in the role of chief information officer. She is widely recognized as a leader in information technology, information security and digital and IT strategy, and has been listed in Computerworld’s Premier 100 IT Leaders, Uptown Professional’s Top 100 Executives, and Black Enterprise magazine’s Top Executives. She is a fellow at the IT Senior Management Forum and a recipient of numerous awards, including the Howard University Global Visionary Leadership Award.

Clement-Holmes also has been a pioneer in diversity and inclusion. She served as Procter & Gamble’s first chief diversity officer from 2010-2012 and advanced to become the first African-American woman named to Procter & Gamble’s Global Leadership Council.

Clement-Holmes serves on the board of Cincinnati Financial Corporation, where she is a member of the Audit, Compensation and Nominating committees. She also serves on the board of CincyTech, LLC, a seed fund that provides advice and capital to digital and life science companies.

“I am very pleased to join the Fifth Third Board,” said Clement-Holmes. “Fifth Third is recognized as a digital innovator and is on record in its commitment to be part of the solution on racial equity,” said Clement-Holmes. “I’m excited about the opportunity to help lead the Bank boldly into its next chapter.”

Clement-Holmes will serve on the Technology Committee.

About Fifth Third

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of March 31, 2020, Fifth Third had $185 billion in assets and operated 1,123 full-service banking centers and 2,464 ATMs with Fifth Third branding in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. In total, Fifth Third provides its customers with access to approximately 53,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2020, had $374 billion in assets under care, of which it managed $42 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the Nasdaq® Global Select Market under the symbol “FITB.” Fifth Third Bank was established in 1858. Deposit and Credit products are offered by Fifth Third Bank, National Association. Member FDIC.

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